Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees

Monarch Funds:

We consent to the use of our report dated October 28, 2008, incorporated in this Registration Statement by reference, to the Daily Assets Treasury Fund, Daily Assets Government Fund and the Daily Assets Cash Fund, and to the references to our firm under the captions “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

January 20, 2009